Exhibit 99.1

Press RELEASE

GMH Communities Trust

10 Campus Boulevard

Newtown Square, PA 19073

FOR IMMEDIATE RELEASE

GMH Communities Acquires Two Student Housing Properties

In State College, Pennsylvania

Acquisitions Increase GMH Student Housing Portfolio to

 38 Properties in 22 States with 7,136 Units/23,880 Beds

NEWTOWN SQUARE, PA, — Wednesday, March 23, 2005 GMH Communities Trust (NYSE: GCT) announced today that its student housing division, College Park Communities, has acquired State College Park and Nittany Crossing, two Class A student housing properties, for an aggregate purchase price of approximately $38.2 million.  The properties consist of an aggregate of 400 units/1,436 beds and serve Pennsylvania State University in State College, Pennsylvania. Nittany Crossing has an occupancy level of approximately 99% and State College Park has an occupancy level of approximately 86%. These properties bring the total number of student housing assets acquired by the Company in 2005 to eight properties, with a combined value of approximately $171.4 million.

Joseph M. Coyle, President of the Company’s student housing division, said, “This transaction clearly demonstrates our ability to execute upon our focused business plan and further facilitate our targeted external growth initiatives.  In addition, we understand the potential for these properties extremely well because we have been managing Nittany and State College Park since 1996.  Looking ahead, we remain committed to supplementing our organic growth through targeted acquisitions of high-quality student housing properties.”

The properties are both located in proximity to the University’s campus and are of a high asset quality, consistent with the Company’s student housing portfolio characteristics. Additionally,

each property offers resort-style amenities such as fitness centers, computer labs, swimming pools, jacuzzi, tanning beds and furnished units.  College Park Management, LLC, the student housing division of GMH Communities Trust that operates and manages on and off campus student housing communities in 36 major college/university markets, will manage the properties.

GMH Communities Trust (www.gmhcommunities.com) is a publicly traded Maryland real estate investment trust (REIT).  It is a self-advised, self-managed specialty housing company focused on providing housing to college and university students residing off-campus and to members of the U.S. military residing at installations throughout the country.  GMH Communities also provides property management services to third party owners of student housing, including colleges, universities, and other private owners. The Company is based in Newtown Square, PA and employs more than 1,200 people throughout the United States.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release that express the current beliefs and expectations of our management are “forward-looking statements.”  These forward-looking statements are subject to risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or otherwise implied by such forward-looking statements.  Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update publicly or revise any of the forward-looking statements.

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For more information contact:

At The Company	Beckerman Public Relations	Financial Relations Board
Kathleen M. Grim	Kathleen Pallas	Claire Koeneman	Joe Calabrese
kgrim@gmh-inc.com	(Media Contact)	(Analyst Info)	(General)
610-355-8206	(908) 781-6420	(312) 640-6745	(212) 827-3772
10 Campus Blvd.	kathleen@beckermanpr.com
Newtown Square, PA 19073